Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2018

OPERATING RESULTS

LENEXA, Kansas (March 29, 2019) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the quarter and full year ended December 31, 2018. An investor conference call is scheduled for 11:15 a.m. EDT on Monday, April 1, 2019 (see details below).

Highlights for Year Ended December 31, 2018

●	Revenue decreased to approximately $11.3 million in 2018 from approximately $14.6 million in 2017, a 23% decline. Revenue in fourth quarter 2018 decreased to approximately $2.4 million from approximately $2.9 million in the same period in 2017. The primary reasons for the revenue decrease in the fourth quarter 2018 and for the 2018 fiscal year are that we continue to face increased challenges for our in-car and body-worn systems as our competitors have released new products with more advanced features compared to ours and have maintained their extreme product price cuts. We plan to introduce a new product platform, the EVO-HD, designed specifically for in-car systems in 2019 to address our competitors’ new product features. This new product platform will utilize advanced chipsets that will generate new and highly advanced products for our law enforcement and commercial customers. Our law enforcement revenues also declined over the prior period due to willful infringement of our patents and other actions by our competitors and adverse marketplace effects related to the patent litigation.

●	We are concentrating on expanding our recurring service revenue to help stabilize our revenues on a quarterly basis. Revenues from cloud storage have been increasing in recent quarters and increased to $694,000 for 2018 compared to $279,000 for 2017, an increase of $415,000, or 149%. Additionally, revenues from extended warranties have also been increasing and were approximately $1,106,000 for the year ended December 31, 2018, compared to $870,000 for the prior year period for an increase of $236,000 (27%). We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers, such as our NASCAR affiliation, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, we believe that these new market channels could yield recurring service revenues in the future.

●	We have undertaken a program in recent quarters to substantially reduce selling, general and administrative (“SG&A”) expenses through headcount reductions and other SG&A cost reduction measures. Our operating results reflect significant reductions in total SG&A expenses compared to previous quarters, except for professional fees incurred for pending litigation and stock-based compensation that has increased as we utilize non-cash stock grants for employee retention purposes.

●	We have asserted two significant patent infringement lawsuits involving Axon and WatchGuard that has had significant impacts on our quarterly results primarily due to the timing and amounts of legal fees expended on such lawsuits. Future quarterly results during 2019 and possibly beyond will continue to be impacted as these cases move to trial. If the juries in such lawsuits determine Axon and WatchGuard are infringing our patents, they would then determine the amount of compensatory damages owed to us by the defendants and whether such damage awards should be trebled due to willful infringement by each of the defendants. In addition, there may be attempts by the defendants to settle such lawsuits prior to the trial. Such jury awards and/or potential settlements prior to trial would likely have a significant impact on our quarterly operating results if they occur.

●	Our Board of Directors has initiated a review of strategic alternatives to best position us for the future, including, but not limited to, monetizing our patent portfolio and related patent infringement litigation against Axon and WatchGuard, the sale of all or certain assets, properties or groups of properties or individual businesses or merger or combination with another company. We retained Roth Capital Partners (“Roth”) to assist in this review and process. As part of this strategic effort, the Board of Directors approved the Proceeds Investment Agreement (the “PIA Agreement”) with Brickell Key Investments LP (“BKI”) to fund our patent litigation, repay our existing debt obligations and augment working capital. BKI funded $500,000 on July 31, 2018 and exercised its option to fund an additional $9.5 million on August 21, 2018.

●	Also, as part of our strategic alternatives review, on September 26, 2018, we completed an underwritten public offering through Roth for a total of 2,400,000 common shares at a price of $3.05 per share. We also granted the underwriters a forty-five (45)-day option to purchase up to an additional 360,000 shares of common stock to cover over-allotments, if any. On September 28, 2018, the underwriter exercised its over-allotment option to acquire an additional 200,000 shares at $3.05 per share. Our net proceeds from the offering totaled approximately $7,324,900, including the partial exercise of the over-allotment option, after deducting underwriting discounts and commissions and estimated expenses.

●	We have retired all interest-bearing debt as of December 31, 2018 and the only long-term obligations outstanding as of December 31, 2018 is associated with the PIA Agreement.

Management Comments

“We were disappointed to report revenues for the year ended 2018 that decreased 23% from the year prior, despite our increase in our service-based revenues in 2018,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “We continue to expand our recurring service-based revenue to help stabilize and grow our revenues on a quarterly basis. Additionally, we plan to introduce a new product platform, the EVO-HD, designed specifically for in-car systems in 2019 to address our competitors’ new product features. This new product platform will utilize advanced chipsets that will generate new and highly advanced products for our law enforcement and commercial customers. We are also pursuing several new market channels that do not involve our traditional law enforcement and private security customers, including our technology partner affiliation with NASCAR, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, we believe that these new market channels could yield recurring service revenues in the future.”

“We are pleased that the U. S. District Court has continued to side with us in its rulings and has set the remaining deadlines in the both the Axon and WatchGuard cases. Recently, the Court rejected Axon’s request to insert an entirely new invalidity defense into the case, which severely limits the prior art it can present at trial. Axon has previously lost an ex parte reexamination challenge, four different IPR review challenges in the U.S. Patent and Trademark Office, and one post-grant review challenge against our law enforcement patent portfolio. We are very eager to move forward in the trials where both Axon and WatchGuard will have to answer for their conduct and defend their actions.

“We are pleased to have achieved our recent financings through BKI and Roth. These have provided working capital and enabled us to retire all interest bearing debt as of December 31, 2018,” concluded Ross.

2018 Operating Results

For the year ended December 31, 2018, our total revenue decreased by 23% to approximately $11.3 million, compared with revenue of approximately $14.6 million in the year ended December 31, 2017. The primary reasons for the revenue decrease in 2018 are that our in-car and body-worn systems are nearing the end of their product life cycle and competitors have released competing products with more features and have maintained their extreme product price cutting to gain market share. Additionally, our law enforcement revenues declined over the prior period due willful infringement of our patents and other actions by our competitors, adverse marketplace effects related to the patent litigation and supply chain issues. We will introduce our EVO-HD in 2019 with the goal of enhancing our product line features to meet these competitive challenges. Our gross margin decreased 13% to $3,961,808 in 2018 from $4,544,973 in 2017.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 13% to $14,517,865 in 2018 versus $15,744,438 a year earlier. We have undertaken a program in recent quarters to substantially reduce selling, general and administrative (“SG&A”) expenses through headcount reductions and other SG&A cost reduction measures. Our operating results reflect significant reductions in overall SG&A expenses, except for professional fees incurred for pending litigation and stock-based compensation that has increased as we are utilizing non-cash stock grants for employee retention purposes. We expect that the legal fees related to both the Axon and WatchGuard litigation will remain high in 2019 as we proceed to trial. We intend to pursue recovery from Axon, WatchGuard, their insurers and other responsible parties as appropriate.

We reported a 2018 net loss of ($15,544,551), or ($1.93) per share, compared with a prior-year net loss of ($12,252,457), or ($1.76) per share.

Fourth Quarter Operating Results

For the three-months ended December 31, 2018, our revenue decreased by 17% to approximately $2.4 million, compared with revenue of approximately $2.9 million in the fourth quarter of the previous year. Gross profit was $56,658 (2% of revenue) in the fourth quarter 2018, versus $86,295 (3% of revenue) in the fourth quarter 2017.

Selling, General and Administrative (“SG&A”) expenses increased approximately 37% to $5,292,374 in the three months ended December 31, 2018, versus $3,874,255 a year earlier. We incurred significant legal fees and expenses in the fourth quarter 2018 related to the ongoing Axon, WatchGuard and PGA lawsuits. The Axon and WatchGuard case stays have been lifted and both lawsuits are proceeding towards trial.

We reported a net loss of ($5,327,849), or ($0.51) per share, in the fourth quarter of 2018, compared with a net loss of ($4,399,673), or ($0.63) per share, in the prior-year period.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Monday, April 1, 2019, to discuss its operating results for the fourth quarter and year ended December 31, 2018, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 2298185 a few minutes before 11:15 a.m. EDT on Monday, April 1, 2019.

A replay of the conference call will be available two hours after its completion, from April 1, 2019 until 11:59 p.m. on June 1, 2019 by dialing 855-859-2056 and entering the conference ID # 2298185.

For additional news and information please visit www.digitalallyinc.com or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results; whether the it will be able to resolve its liquidity and operational issues; whether any further financing or a substantial transaction will be required or result from the strategic review process of the Board of Directors; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets; whether the Company has resolved its product quality and supply chain issues; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s new products; whether the Company will achieve positive outcomes in its litigation with Axon and WatchGuard; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of Axon and WatchGuard and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the new EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; whether the new partnership with NASCAR will help expand the appeal for the Company’s products and services; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2018 AND 2017

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$3,598,807	$54,712
Accounts receivable-trade, less allowance for doubtful accounts of $70,000 – 2018 and 2017	1,847,886	1,978,936
Accounts receivable-other	382,412	338,618
Inventories, net	6,999,060	8,750,713
Restricted cash	—	500,000
Income tax refund receivable	44,603	—
Prepaid expenses	429,403	209,163

Total current assets	13,302,171	11,832,142

Furniture, fixtures and equipment, net	247,541	638,169
Intangible assets, net	486,797	497,180
Income tax refund receivable	45,397	90,000
Other assets	256,749	115,043

Total assets	$14,338,655	$13,172,534

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$784,599	$3,193,269
Accrued expenses	2,080,667	1,240,429
Derivative liabilities	—	16,816
Capital lease obligation-current	—	8,492
Contract liabilities-current	1,748,789	1,409,683
Subordinated and secured notes payable	—	1,008,500
Secured convertible debentures, at fair value	—	3,262,807
Income taxes payable	3,689	10,141

Total current liabilities	4,617,744	10,150,137

Long-term liabilities:
Proceeds investment agreement, at fair value	9,142,000	—
Contract liabilities-long term	1,991,091	2,158,649

Total liabilities	15,750,835	12,308,786

Commitments and contingencies

Stockholder’s Equity (Deficit):
Common stock, $0.001 par value; 50,000,000 shares authorized; shares issued: 10,445,445 – 2018 and 7,037,799 – 2017	10,445	7,038
Additional paid in capital	78,117,507	64,923,735
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(77,382,906)	(61,909,799)

Total stockholders’ equity (deficit)	(1,412,180)	863,748

Total liabilities and stockholders’ equity (deficit)	$14,338,655	$13,172,534

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND YEAR ENDED

DECEMBER 31, 2018 AND 2017

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Revenue:
Product	$1,811,235	$2,509,727	$9,130,911	$12,773,560
Service and other	567,052	367,934	2,160,498	1,804,040
Total revenue	2,378,287	2,877,661	11,291,409	14,577,600

Cost of revenue:
Product	2,134,224	2,320,904	6,805,897	8,771,474
Service and other	187,405	470,462	523,704	1,261,153
Total cost of revenue	2,321,629	2,791,366	7,329,601	10,032,627

Gross profit	56,658	86,295	3,961,808	4,544,973
Selling, general and administrative expenses:
Research and development expense	346,202	653,087	1,444,063	3,149,011
Selling, advertising and promotional expense	699,874	836,923	2,797,793	3,873,091
Stock-based compensation expense	515,429	770,927	2,272,656	1,752,579
General and administrative expense	3,730,869	1,613,318	8,003,353	6,969,757
Total selling, general and administrative expenses	5,292,374	3,874,255	14,517,865	15,744,438
Operating loss	(5,235,716)	(3,787,960)	(10,556,057)	(11,199,465)

Interest and other income	15,018	1,199	19,524	11,818
Interest expense	—	(197,701)	(1,366,520)	(733,736)
Change in warrant derivative liabilities	—	(1,087)	(319,105)	16,260
Secured convertible debentures issuance expense	(131,151)	—	(351,462)	—
Loss on the extinguishment of subordinated notes payable	—	(424,527)	(600,000)	(424,527)
Change in fair value of secured convertible debentures	—	(79,597)	(2,296,444)	(12,807)
Change in fair value of proceeds investment agreement	24,000	—	(74,487)	—
Loss before income tax expense	(5,327,849)	(4,489,673)	(15,544,551)	(12,342,457)
Income tax (benefit)	—	(90,000)	—	(90,000)

Net loss	$(5,327,849)	$(4,399,673)	$(15,544,551)	$(12,252,457)

Net loss per share information:
Basic	$(0.51)	$(0.63)	$(1.93)	$(1.76)
Diluted	$(0.51)	$(0.63)	$(1.93)	$(1.76)

Weighted average shares outstanding:
Basic	10,365,099	6,974,281	8,073,257	6,974,281

(for additional information, please refer to the company’s annual report on form 10-k for the year ended december 31, 2018 filed with the sec)